Exhibit 99.1

Shore United Bank Opens Three Bank Branches in the Greater Baltimore, Maryland Metropolitan Area

EASTON, Md., May 22, 2017 /PR Newswire/-- Shore Bancshares, Inc. (NASDAQ: SHBI) announced today that its banking subsidiary, Shore United Bank, has extended its footprint across the Eastern Shore to the greater Baltimore, Maryland area communities in Elkridge, Owings Mills, and Arbutus by opening the doors of three former Northwest Bank branches as Shore United Bank today.

The transaction resulted in Shore United Bank, receiving $215 million in assets from Northwest Bank, the bank subsidiary of Northwest Bancshares, Inc.

“We look forward to the opportunities in the Baltimore market area,” noted Shore Bancshares' President and Chief Executive Officer, Lloyd L. "Scott" Beatty, Jr. “These branches provide geographic diversification for our organization and will help to support future growth. We have a great team of experienced bankers at these locations to serve the former customers of Northwest Bank.”

“Thank you to all of the employees at Northwest and Shore United Bank for their commitment and hard work to make this transaction possible, “said Shore United Bank President and Chief Executive Officer, Patrick Bilbrough.

About Shore Bancshares, Inc.

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore.  It is the parent company of Shore United Bank; one retail insurance producer firm, The Avon-Dixon Agency, LLC ("Avon-Dixon"), with two specialty lines, Elliott Wilson Insurance (Trucking) and Jack Martin Associates (Marine); and an insurance premium finance company, Mubell Finance, LLC ("Mubell").  Shore Bancshares Inc. engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on current expectations and beliefs concerning future developments and their potential effects on the respective companies. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the respective companies. There can be no assurance that future developments affecting the respective companies will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect the Companies’ good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. Readers should not place under reliance on such forward-looking statements, which speak only as of the date made. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. and Northwest Bancshares, Inc., respectively, with the Securities and Exchange Commission entitled “Risk Factors”.

Shore Bancshares, Inc. contacts:

Lloyd L. (Scott) Beatty, Jr., President and Chief Executive Officer (410) 819-3052

Edward C. Allen, Senior Vice President and Chief Financial Officer (443) 262-9319